Exhibit 5.1

811 Main Street, Suite 3700 Houston, TX 77002 Tel: +1.713.546.5400 Fax: +1.713.546.5401 www.lw.com
FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
June 20, 2024	Chicago	Riyadh
	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
	Hamburg	Silicon Valley
	Hong Kong	Singapore
Oklo Inc.	Houston	Tel Aviv
3190 Coronado Dr.	London	Tokyo
Santa Clara, California 95054	Los Angeles	Washington, D.C.
Madrid

Re: Oklo Inc. – Registration Statement on Form S-1

To the addressees set forth above:

We have acted as special counsel to Oklo Inc., a Delaware corporation (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of (i) the offer and sale from time to time, in each case, by the selling securityholders named in the Registration Statement (the “Selling Securityholders”), of 54,890,778 outstanding shares (the “Resale Shares”) of Class A common stock, par value $0.0001 per share, of the Company (the “common stock”) and (ii) up to 7,549,302 shares of common stock (the “Earnout Shares”) issuable upon the satisfaction of certain common stock price targets pursuant to that certain Agreement and Plan of Merger, dated as of July 11, 2023, by and among the Company (formerly known as AltC Acquisition Corp.), AltC Merger Sub, Inc., a Delaware Corporation and direct, wholly owned subsidiary of the Company, and Oklo, Inc., a Delaware corporation (as amended, the “Transaction Agreement”) and the possible resale from time to time of some or all of the Earnout Shares by the Selling Securityholders.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus or prospectus supplement (collectively, the “Prospectus”) other than as expressly stated herein with respect to the offer, sale or issuance, as applicable, of the Resale Shares and Earnout Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”) and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction

June 20, 2024

or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.	The Resale Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.
2.

When the Earnout Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipients thereof, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Registration Statement and the Transaction Agreement, the issuance of the Earnout Shares will have been duly authorized by all necessary corporate action of the Company, and the Earnout Shares will be validly issued, fully paid and nonassessable.

We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) the creation, validity, attachment, perfection or priority of any lien or security interest, (f) advance waivers of claims, defenses, rights granted by law or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) grants of setoff rights, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting or requiring consent to assignment or transfer of any right or property, (m) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, and (n) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Transaction Agreement has been or will be duly authorized, executed and delivered by the parties thereto other than the Company, (b) that the Transaction Agreement constitutes or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Transaction Agreement as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of

June 20, 2024

the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP